Registration Statement No. 333-137704
Filed pursuant to Rule 424(b)(3)

Resale/Reoffer

PROSPECTUS

QUIXOTE CORPORATION

300,000 Shares

of Common Stock

The shares of common stock described in this prospectus are being offered for sale from time to time by the selling stockholders who acquired these shares by distribution from the Quixote Corporation Incentive Savings Plan as amended and restated effective January 1, 2006 (the “Plan”) or by the Plan, acting at the request of the selling stockholders pursuant to the terms of the Plan.  We will not receive any proceeds from any sale of common stock offered pursuant to this prospectus.

The selling stockholders (or the Plan, at their request) may offer and sell the shares of common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods.   Shares may be sold at the market price of the common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares.  The shares may be sold through underwriters or dealers which the selling stockholders may select.  If underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.  For a detailed description of the various methods by which the selling stockholders may offer and sell the common stock described in this prospectus see the discussions entitled “Plan of Distribution” on page 19 of this prospectus.

The selling stockholders are responsible for all brokerage fees and commissions and similar sale-related expenses.  We are paying expenses relating to the registration of the shares with the Securities and Exchange Commission.

Our common stock is traded on The NASDAQ Global Market under the symbol “QUIX.”  On October 17, 2006, the closing price of Quixote common stock was $17.74.

Investing in Quixote Corporation’s common stock involves risks.  See the sections entitled “Disclosure Regarding Forward-Looking Statements” on page 3 and “Risk Factors” beginning on page 4 of this prospectus to read about factors to consider in connection with purchasing these shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representations to the contrary is a criminal offense.

The date of this prospectus is October 20, 2006

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus and any prospectus supplement, including information incorporated by reference, may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan” and “continue” or similar words.  We have based these statements on our current expectations about future events.  We make no undertaking to update these statements or to revise them to reflect subsequent events.  Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, our actual results may differ materially from what we currently expect.  Important factors which could cause our actual results to differ materially from the forward-looking statements in this prospectus or in the documents that we incorporate by reference into this prospectus include those described under “Risk Factors” and the following:

•                  uncertainties related to continued federal, state and municipal funding for highways and transportation safety, and risks related to reductions in government expenditures;

•                  the successful completion, integration and rationalization of our acquisitions;

•                  the ability to generate sufficient future cash flows to be in compliance with our financing agreements;

•                  the introduction and acceptance of our products and services;

•                  unfavorable changes in product sales mix;

•                  seasonality, along with the extent and timing of the award of large contracts;

•                  the cyclical nature of our governmental markets;

•                  competitive and pricing pressures;

•                  increasing raw material and freight costs;

•                  excess manufacturing capacity;

•                  the possible impairment of goodwill, intangible assets and other long-lived assets;

•                  uncertainties relating to managing and expanding international markets;

•                  weather conditions and natural disasters;

•                  acts of war;

•                  general economic conditions including rising interest rates;

•                  other risks and uncertainties as may be detailed from time to time in our public announcements and Securities and Exchange Commission filings.

You should carefully read this prospectus, supplements to this prospectus and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.  All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf registration” process.  Under this shelf registration process, the selling stockholders may, from time to time, offer and sell up to 300,000 shares of our common stock described in this prospectus.  The information in this prospectus or any supplement may not contain all of the information that may be important to you.  You should read the entire prospectus or any supplement, as well as the documents incorporated by reference in the prospectus or any supplement, before making an investment decision.

You should rely only on the information contained in this prospectus or any supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these shares in any jurisdiction where the offer or sale is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front cover of such documents.  Our business, financial condition, results of operations and prospects may have changed since that date.

When used in this prospectus and any prospectus supplement, the terms “Quixote,” “we,” “our,” “us” and “Company” refer to Quixote Corporation and its subsidiaries.

RISK FACTORS

Before you invest in our shares, you should be aware that the occurrence of any of the events described in this Risk Factors section and elsewhere in this prospectus or in a supplement to this prospectus could have a material adverse effect on our business, financial condition and results of operations.  You should carefully consider these risk factors and the specific risks set forth under the caption “Risk Factors” in any supplement to this prospectus, together with all of the other information included in this prospectus or in a supplement to this prospectus and in documents we incorporate by reference before you decide to purchase our shares.  This prospectus contains forward-looking statements that involve risks and uncertainties.

Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those detailed in the Company’s public filings with the SEC, news releases and other communications, which speak only as of the dates of those filings or communications.  There can be no assurance that actual results will not differ materially from the Company’s expectations.

A decrease or delay in federal government funding of transportation safety and highway construction and maintenance may cause our revenues and profits to decrease.

We depend substantially on federal, state and municipal funding for transportation safety, highway construction and maintenance and other related infrastructure projects. Any decrease or delay in government funding for transportation safety, highway construction and maintenance and other related infrastructure projects could cause our revenues and profits to decrease.

Federal government funding for infrastructure projects is usually accomplished through highway authorization bills, which establish funding over a multi-year period. The most recent highway authorization bill, SAFETEA-LU, became law in August 2005, after the prior law which authorized federal spending through September 30, 2003 was extended at then current funding levels eleven times over almost two years.  Until the new law was passed, the transportation safety allotment in federal and state budgets was uncertain, and we believe this uncertainty negatively impacted spending on the products and services offered by the Company.  The delayed passage of the new highway funding bill adversely affected our financial performance in fiscal year 2004 and fiscal year 2005.  Given the long sales cycle typical in our business, we did not begin to realize the benefit of SAFETEA-LU’s passage until late fiscal 2006.

Even after federal legislation is enacted, funding appropriations may be revised in future congressional sessions, and federal funding for infrastructure projects may be reduced in the future.  In addition, Congress could pass legislation in future sessions which would divert highway funds for other national purposes or would restrict funding for infrastructure projects unless states comply with certain federal policies.

Constraints on state and local government budgets may adversely affect our financial performance.

Many states reduce spending on highways due to budget constraints given the national and local economies.  Such budgetary constraints adversely affect the ability of states to fund transportation, highway and infrastructure projects, and therefore reduce the demand for our products.  Municipalities also suffer from budget constraints that can reduce transportation safety spending.  Reduced state and municipal spending due to budget restraints adversely affected our performance in fiscal year 2004 and fiscal year 2005.

Downturns in the U.S. economy or the transportation safety and highway construction industries may adversely affect our revenues and operating results.

General economic downturns, including downturns in the transportation safety and highway construction industries, could result in a material decrease in our revenues and operating results.  We believe that the economic downturn and the related political uncertainty during fiscal years 2002 through 2005 negatively affected our expected revenue growth. Sales of our products are sensitive to foreign, domestic and regional economies in general, and in particular, changes in government infrastructure spending.  Many of our costs are fixed and cannot be quickly reduced in response to decreased demand.

Sales of our products often are subject to government testing, inspection and approval.

We frequently supply products and services pursuant to agreements with general contractors that have entered into contracts with federal, state or municipal government agencies.  In some cases we enter into contracts directly with government agencies.  At times these contracts require engineered systems which combine our Inform and Intersection Control products, sometimes in conjunction with our Protect and Direct products, into complex systems which may themselves be incorporated into other systems.  The successful completion of our obligations under these contracts is often subject to satisfactory testing, inspection and approval of such products and services by a representative of the contracting agency.  Although we endeavor to satisfy the requirements of each of these contracts to which we are a party, no assurance can be given that the necessary approval of our products and services will be granted on a timely basis or at all, and that we will receive any payments due to us.  In some cases, we may be dependent on others to complete these projects which may also delay payments to us.  Any failure to obtain these approvals and payments may have a material adverse effect on our business and future financial performance.

Past and future acquisitions involve risks that could adversely affect our future financial results.

We have completed seven acquisitions since 1997 and may acquire additional businesses in the future. We may be unable to achieve the benefits expected to be realized from our acquisitions. In addition, we may incur additional costs and our management’s attention may be diverted because of unforeseen expenses, difficulties, complications, delays and other risks inherent in acquiring businesses, including the following:

•                  we may have difficulty integrating the acquired businesses as planned, which may include integration of systems of internal controls over financial reporting and other financial and administrative functions;

•                  acquisitions may divert management’s attention from our existing operations;

•                  we may have difficulty in competing successfully for available acquisition candidates, completing future acquisitions or accurately estimating the financial effect of any businesses we acquire;

•                  we may have delays in realizing the benefits of our strategies for an acquired business;

•                  we may not be able to retain key employees necessary to continue the operations of an acquired business;

•                  acquisition costs may be met with cash or debt, increasing the risk that we will be unable to satisfy current financial obligations;

•                  we may acquire businesses that are less profitable or have lower profit margins than our historical profit margins; and

•                  acquired companies may have unknown liabilities that could require us to spend significant amounts of additional capital.

In May and December, 2003, we made two acquisitions in the Intersection Control segment.  Integration of these businesses, combined with reduced demand for our products adversely affected our financial performance in fiscal 2004, 2005 and 2006.  Given substandard performance of our Intersection Control segment, we recorded asset impairment charges in that segment of $22,735,000 for the year ended June 30, 2004 and $13,374,000 for the year ended June 30, 2006.  Confronted with the continued underperformance of the Intersection Control business, on April 25, 2006, our Board of Directors approved a restructuring plan for our Intersection Control business that includes further rationalizing of operations and divesting certain non-core product lines.

Management’s estimates and assumptions affect reported amounts of expenses.

Goodwill and other indefinite-lived intangible assets are tested for impairment at least annually, and the results of such testing may adversely affect our financial results.  We use a third party appraisal firm to assist our determination of fair values, but the impairment review is highly judgmental and involves the use of significant estimates and assumptions.  These estimates and assumptions have a significant impact on the amount of any impairment charge recorded, and actual results may differ significantly from the estimates and assumptions used.

We recognize deferred tax assets and liabilities for the expected future tax consequences of events which are included in the financial statements or tax returns.  In assessing the realizability of the deferred tax assets, management makes certain assumptions about whether the deferred tax assets will be realized.  We expect the deferred tax assets currently recorded to be fully realizable, however there can be no assurance that an increased valuation allowance would not need to be recorded in the future.

Our business could be adversely affected by reduced levels of cash, whether from operations or from bank borrowings.

Our principal sources of funds have historically been cash flows from operations and borrowings from banks.  Our financial performance in fiscal year 2004 adversely affected the amount of cash flow from operations and required us to modify our bank credit agreement in order to avoid the occurrence of events of defaults relating to certain covenants and financial ratios.  Amendments to the credit agreement in fiscal 2005 required us to modify certain covenants, pledge our assets as collateral, reduce the maximum amount of availability under the revolving credit facility to $38 million, and limit our dividend payments.

Although we are currently in compliance with the covenants of the credit agreement, our ability to remain in compliance in the future will depend on our future performance and may be affected by events beyond our control.  There can be no assurance that we will generate sufficient earnings and cash flow to remain in compliance with the credit agreement, or that we will be able to obtain future amendments to the credit agreement to avoid a default.  In the event of a default, there can be no assurance that we could negotiate a new credit agreement or that we could obtain a new credit agreement with satisfactory terms and conditions within a reasonable time period.

If we are unable to protect our proprietary technology from infringement or if our technology infringes technology owned by others, then the demand for our products may decrease or we may be forced to modify our products which could increase our costs.

We hold numerous patents covering technology and applications related to many of our products and systems, and numerous trademarks and trade names registered with the U.S. Patent and Trademark Office and in foreign countries. Our existing or future patents or trademarks may not adequately protect us against infringements, and pending patent or trademark applications may not result in issued patents or trademarks. Our patents, registered trademarks and patent applications may not be upheld if challenged, and competitors may develop similar or superior methods or products outside the protection of our patents. This could increase competition for our products and materially decrease our revenues. If our products are deemed to infringe upon the patents or proprietary rights of others, we could be required to modify the design of our products, change the name of our products or obtain a license for the use of some of the technologies used in our products. We may be unable to do any of the foregoing in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do so could cause us to incur additional costs or lose expected revenue.

Our success depends on our management and other employees.

The single largest factor in our ability to profitably execute our work is our ability to attract, develop and maintain qualified personnel.  Our success in attracting qualified people is dependent on the resources available in individual geographic areas and the impact on the labor supply due to general economic conditions as well as our ability to provide a competitive compensation package and work environment.  Leslie J. Jezuit, our Chairman and President, and Daniel P. Gorey, our Chief Financial Officer, are of significant importance to our business and operations and neither has an employment agreement with us. The loss of their services may adversely affect our business. In addition, our ability to attract and retain qualified engineers, skilled manufacturing and marketing personnel and other professionals, either through direct hiring or acquisition of other businesses employing such professionals, will also be an important factor in determining our future success.

Difficulties in managing and expanding in international markets could affect future growth in these markets.

In fiscal year 2006, international sales represented approximately $21,821,000 or 14%, of our total sales and we believe international markets could be an important source of growth. We plan to continue to increase our presence in these markets. In connection with any increase in international sales efforts, we need to hire, train and retain qualified personnel in countries where language, cultural or regulatory barriers may exist. Moreover, funding and government requirements vary by country with respect to transportation safety.  In a number of countries there are no governmental requirements or funding for transportation safety and we must educate officials and demonstrate the need for and benefits of our products. In addition, international revenues are subject to the following risks:

•                  fluctuating currency exchange rates could reduce the demand for or profitability of foreign sales by affecting the pricing of our products;

•                  the burden of complying with a wide variety of foreign laws and regulations, including the requirements for additional testing of our products;

•                  dependence on foreign sales agents;

•                  political and economic instability of foreign governments; and

•                  the imposition of protective legislation such as import or export barriers.

We depend on principal customers.

We depend on principal customers, however, no single customer of Quixote represents a significant portion of total revenues.  In fiscal 2006, approximately 11% and 9% of our consolidated revenues resulted from sales to customers in the States of California and Texas, respectively.  Customers may consist of distributors, contractors, departments of transportation, state agencies, local governments or municipalities. A change in policy in state spending could materially affect our sales in either state.  The loss of, or a significant reduction in, orders from these or our other major customers could have a material adverse effect on our financial condition and results of operations.

We are in a competitive marketplace.

To the extent one or more of our current or future competitors introduce products that better address customer requirements, or are less expensive than our products, our business could be adversely affected and we may be unable to maintain our leadership position in certain products.  Competition may adversely affect the selling prices and the profit margins on our products.  We may not be successful in developing and marketing our existing products or new products or incorporating new technology on a timely basis or at a reduced cost.  If we are unable to timely develop and introduce new products, or enhance existing products, or reduce costs, in response to changing market conditions or customer requirements or demands, our business and results of operations could be materially and adversely affected.

We have acquired complementary businesses over the past several years and, as a part of our strategy, may continue to acquire complementary businesses.  The gross profit margins of certain acquired product lines are lower than our historical gross profit margin, which adversely affects our gross profit margin.  Given competitive conditions, we may be unable to improve our gross profit margins for these businesses and products.

We have been affected by increased prices for certain commodities, particularly aluminum, steel and resin, which are a significant component of the cost of certain of our products.  Such price increases negatively impact our gross margin for certain products, because we have been unable to pass along cost increases to our customers.  Increasing fuel and freight costs adversely affected our performance in fiscal 2006.  These trends may continue into fiscal 2007.

Our facilities or facilities of our customers and suppliers could be susceptible to natural disasters.

Two of our major facilities are located in the Southeastern U.S.  Should a natural disaster such as a hurricane, tornado, earthquake or flood severely damage one of our major manufacturing facilities, or damage a major facility of one or more of our significant customers or suppliers, our business could be materially disrupted.

Our insurance coverage could be inadequate.

In accordance with risk management practices, we continually re-evaluate risks, their potential costs and the cost of minimizing them. To reduce our exposure to material risks, we purchase insurance in certain circumstances.  We believe that we maintain adequate insurance coverage, however, certain risks are inherent in our business and our insurance may not be adequate to cover potential claims.  Although we maintain liability insurance, we cannot assure that the coverage limits under these insurance programs will be adequate to protect us against future claims, or that we can and will maintain this insurance on acceptable terms in the future.

Acts of war could adversely impact our business and operating results.

Acts of war (wherever located around the world) may cause damage or disruption to our employees, facilities, suppliers, distributors or customers, which could significantly impact our sales, costs, expenses and financial condition.  The potential acts of war or hostility may create many economic and political uncertainties, which could adversely affect our business and results of operations in ways that cannot presently be predicted.  We are uninsured for losses and interruption caused by acts of war.

Our quarterly operating results are likely to fluctuate, which may affect our stock price.

Our quarterly revenues, expenses, operating results and gross profit margins vary significantly from quarter to quarter.  As a result, our operating results in some quarters may fall below the expectations of securities analysts and investors, which could result in a decrease in the market price of our common stock. The reasons our quarterly results may fluctuate include:

•                  seasonality inherent in our transportation safety and highway construction and maintenance business;

•                  variations in profit margins attributable to product mix;

•                  changes in the general competitive and economic conditions;

•                  delays in, or uneven timing in the delivery of, customer orders;

•                  the introduction of new products by us or our competitors; and

•                  delays in federal highway funding and budgetary restraints on state and local government spending.

Period to period comparisons of such items should not be relied on as indications of future performance.

We may experience volatility in our stock price.

The market price of our common stock may be subject to significant fluctuations in response to various factors, including:

•                        the relatively small public float of our stock;

•                        quarterly fluctuations in our operating results, as described in the prior risk factor;

•                  changes in securities analysts’ estimates of our future earnings; and

•                       loss of significant customers or significant business developments relating to us or our competitors.

Our failure to meet analysts’ expectations, even if minor, could cause the market price of our common stock to decline.  In addition, stock markets have generally experienced a high level of price and volume volatility, and the market prices of equity securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies.  These broad market fluctuations may adversely affect our common stock’s market price.  In the past, securities class action lawsuits frequently have been instituted against companies following periods of volatility in the market price of such companies’ securities.  If any such litigation is instigated against us, it could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on our business, results of operations and financial condition.

Certain provisions of Delaware law, our certificate of incorporation and our stockholder rights plan have potential anti-takeover effects.

Certain provisions of Delaware law and of our Certificate of Incorporation and By-Laws could make a merger, tender offer, or proxy contest involving us more difficult, even if such events could be beneficial to the interests of our stockholders.  These provisions include:

•                  Section 203 of the Delaware General Corporation Law which prohibits us from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless specific conditions are met;

•                  the requirement that 60% of the stockholders entitled to vote thereon approve certain transactions; and

•                  the existence of “blank check” preferred stock that may be issued by our board of directors without stockholder approval on such terms as the board may determine.

We also have a stockholders rights plan that could make a change of control of our Company more difficult.  See “Description of Capital Stock”.

*          *          *

The foregoing list is not exhaustive.  There can be no assurance that we have correctly identified and evaluated all factors affecting our business.  Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely impact us.  Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.  For these reasons, the reader is cautioned not to place undue reliance on our forward-looking statements.

QUIXOTE CORPORATION

The following summary contains basic information about us.  It likely does not contain all the information that is important to you.  We encourage you to read this entire prospectus and the documents we have referred you to, including our consolidated financial statements and the notes thereto that are incorporated by reference into this prospectus.

Our Business

Quixote and its subsidiaries develop, manufacture and sell highway and transportation safety products in both domestic and international markets.  Our three reportable segments are: the manufacture and sale of highway and transportation safety products which Protect and Direct; the manufacture and sale of products and services which Inform; and the manufacture and sale of Intersection Control products.  The Protect and Direct segment provides solutions for improving safety on the roads either by minimizing the severity of crashes that occur or by preventing crashes from occurring by directing or guiding traffic.  The primary product lines within the Protect and Direct segment include energy-absorbing products such as crash cushions, truck-mounted attenuators, sand-filled barrels and water-filled barriers, and directing and guiding products such as flexible post delineators and glare screen systems.  The Inform segment provides solutions for improving traffic flow and safety on roads and runways by providing information.  The primary product lines within the Inform segment include advanced sensing products which measure distance, count and classify vehicles, and sense weather conditions, and computerized highway advisory radio transmitting systems.  The Intersection Control segment provides solutions for controlling intersections, including intelligent intersection control systems.

Our business is directly affected by federal, state and municipal government funding for transportation safety, highway construction and maintenance, and other infrastructure projects.  A significant part of our sales are ultimately financed by funds provided to the states by the federal government through the federal transportation funding bill.  The last six-year federal bill expired on September 30, 2003 and was extended eleven times over almost two years.  The current bill, SAFETEA-LU, was enacted in August 2005.  Until the new legislation was enacted, the transportation safety allotment in federal and state budgets was uncertain.  We believe that the prolonged uncertainty negatively impacted the sales of our products and services in fiscal years 2004, 2005 and the early part of 2006 and, as a result, adversely affected our financial performance in those fiscal years.  We believe that the passage of SAFETEA-LU improved that situation.  We believe we began to realize the benefit of the bill’s passage in the second half of fiscal 2006 with growth in sales across all our segments.

In addition, many states suffered from budget constraints in fiscal years 2004 and 2005, given both national and local economies.  Such budget constraints adversely affected the ability of the states to fund highway and infrastructure projects, and therefore reduced the demand for our products.  Municipalities also suffered from budget restraints that reduced transportation safety spending.  Due to the improvement in general economic conditions, we believe that state and municipal budgetary conditions improved during fiscal 2006 and positively impacted our sales growth.

Our principal executive offices are located at 35 East Wacker Drive, Suite 1100, Chicago, Illinois 60601, and our telephone number at that address is (312) 467-6755. Our website is located at http://www.quixotecorp.com. Information contained in our website is not a part of this prospectus.  As of September 19, 2006, we employed approximately 750 people.

New Developments

Given the continued underperformance of the Intersection Control segment, we decided to restructure that segment and divest certain non-core product lines.  On April 25, 2006, our Board of Directors approved a restructuring plan for our Intersection Control segment, which is comprised of U.S. Traffic Corporation (UST) and Peek Traffic Corporation (Peek Traffic).

The Plan reduces costs through headcount and facility reductions, as well as through the discontinuation of non-core and low margin product lines.  The Plan also outsources non-core manufacturing activities.  As part of the restructuring plan, we sold the portable variable message sign, illuminated street lighting and tunnel lighting product lines in June 2006.  We are in the process of moving production of the remaining intersection control products to our Palmetto, Florida and Bedford, Pennsylvania facilities.  We plan to cease production and close the facilities in Santa Fe Springs, California and Tecate, Mexico by the end of September 2006.  We expect the restructuring plan will result in profitability for the Intersection Control segment beginning in third quarter of fiscal 2007 with annualized cost savings of approximately $5 to $6 million.  However, there can be no assurance that we will achieve that level of cost savings.

See “Intersection Control Segment” at page 12.

Protect and Direct Segment

Our Protect and Direct category of products, which reduce the severity of crashes, includes our patented highway crash cushions which were first conceived and developed in 1969.  These products were developed and sold in response to the high number of fatalities and serious injuries suffered by occupants of errant vehicles in collisions with roadside hazards, such as bridge abutments, overpass piers, overhead sign supports, lane dividers, traffic islands and toll booths.  Since 1969, various types of highway crash cushions have been installed in front of thousands of life-threatening roadside hazards.  The Federal Highway Administration (FHWA) endorses the installation of highway crash cushions as an effective safety program.

We develop, manufacture and market lines of patented highway crash cushion systems and other barriers which absorb and dissipate the force of impact in collisions between vehicles and fixed roadside objects or slow moving highway construction vehicles.  The product lines utilize the principles of momentum transfer and kinetic energy to safely decelerate errant vehicles.  Energy absorption or energy dissipation is accomplished by using different combinations of water, aluminum, steel, urethane foam systems, cardboard, plastic structures, elastometric cylinders and sand.

 We also manufacture and sell products that prevent crashes and help control the flow of traffic by directing or guiding traveling vehicles.  These products consist of a line of flexible sign and guide post systems (delineators) and a glare screen system.  The guide posts are used to delineate a travel way, channel vehicles or mark the location of an object.  The guide post system features an in-ground anchor system that permits inexpensive repair and replacement techniques.  The glare screen system is installed on top of median barriers to eliminate the distraction of lights from oncoming vehicles on roads.

 Our products in the Protect and Direct segment also include a crashworthy barrier arm for use at areas such as railroad crossings, toll roads and as security for access ways, driveways and parking lots.  In addition, we market a FreezeFree® anti-icing system which automatically or manually dispenses deicing liquids in advance of ice formation on bridges, roads and overpasses.

Inform Segment

To expand our business within the highway and transportation safety industry, in 1998 we began acquiring companies that manufacture intelligent transportation systems (ITS) products, which provide information to ease congestion and improve traffic flow.

We manufacture and sell portable or permanent sensors that record traffic volume, speed, and length classification of vehicles.  These sensors also collect, analyze and store traffic, road surface conditions and freezing point data which can be relayed on a real-time basis to a transportation department’s base computer or control center via telephone, cellular link, fiber optic connection or a wireless link.  We also manufacture and market road/runway weather information systems.  Using a tower equipped with weather instruments and special detectors, these systems can detect freezing conditions and provide valuable weather information to transportation departments or airports in order to dispatch salt trucks or automatically activate anti-icing systems.

We are a leading manufacture of highway advisory radio (HAR) systems that broadcast traffic information using an AM radio frequency with reception up to six miles from the unit.  HAR systems, in connection with flashing lights and message signs, advise drivers to tune into a particular AM station to hear messages about traffic, road conditions and weather.  These HAR systems can be permanent or mobile.  Our Intellizone® system is designed to provide real-time information to motorists by integrating traffic and/or weather sensors, variable message signs and computer controlled software.

Intersection Control Segment

To further expand our business within the highway and transportation safety industry, in 2003 we began acquiring companies that manufacture intelligent transportation system products which control intersections.  As of April 2006, we adopted a restructuring plan for this segment.  After the restructuring of the product lines within this segment, its products will include traffic controllers, traffic and pedestrian signals, traffic uninterruptible power supply (UPS) systems, video detection equipment, toll road monitoring systems and parking detection devices.  Traffic controllers and detectors are devices that control traffic signal operations at intersections either with pre-set timers or with detectors that enable the signals to change in response to variations in traffic.  Traffic and pedestrian signals are LED or incandescent signals for intersection operations and pedestrian crossings which may include a numerical countdown warning before a signal changes.  UPS systems are power systems with battery backup that keep a lighted intersection operating either normally or in flash-mode during a power interruption.  Video detection systems are based on one or more cameras that allow traffic authorities to monitor or manage traffic flow from a remote location.  A toll road monitoring system is a data collection system able to count axles of vehicles in order for the proper authorities to ensure the proper toll amount is collected.

See “New Developments” at pages 10 and 11 for a discussion of our restructuring plan.

USE OF PROCEEDS

All shares of common stock sold pursuant to this prospectus will be sold by the selling stockholders and Quixote will not receive any of the proceeds from such sales.

SELLING STOCKHOLDERS

The common stock being registered by this prospectus consists of 300,000 shares of common stock that will be held by the Plan or by persons who acquired or will acquire those shares from the Plan, pursuant to its terms.  The Plan is an employee benefit plan that complies with Section 401(k) of the Internal Revenue Code.  Employees of the Company and its subsidiaries may acquire shares of common stock pursuant to the terms of the Plan, and may sell such shares either directly or indirectly by requesting the Plan to sell the shares.

See “Plan of Distribution” on page 19 of this prospectus.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 30,000,000 shares of common stock, $0.01-2/3  par value, and 100,000 shares of preferred stock, no par value per share. The following summary is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to our previous filings with the Securities and Exchange Commission and incorporated herein by reference.

Common Stock

We are authorized to issue 30,000,000 shares of common stock, $0.01-2/3 par value per share.  Each holder of our common stock is entitled to one vote for each share held.  Except as provided below under “Certain Other Anti-Takeover Matters”, stockholders do not have the right to cumulate their votes in elections of directors.  Directors are elected if they receive at least sixty percent of all votes of shares entitled to vote.

Our common stock is listed on The Nasdaq Global MarketSM.  Subject to the preferential rights of any holders of any outstanding series of preferred stock, holders of our common stock will be entitled to dividends on a pro rata basis upon declaration of dividends by our board of directors.  Dividends are payable only out of unreserved and unrestricted surplus that is legally available for the payment of dividends. Dividends that may be declared on our common stock will be paid in an equal amount to the holder of each share.  No pre-emptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights.  There are no redemption or sinking fund provisions and there is no liability to further calls or to assessments by us. Any determination to declare or pay dividends in the future will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual or legal restrictions and other factors deemed relevant by our board of directors. Upon our liquidation, holders of our common stock will be entitled to a pro rata distribution of our assets, after payment of all amounts owed to our creditors and the preferential amounts owing with respect to any of our outstanding preferred stock.

 Preferred Stock

The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Our certificate of incorporation provides for the issuance of up to 100,000 shares of preferred stock. Our board of directors will have the authority, without further action by the stockholders, to issue up to 100,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders.  Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by our board of directors.

In connection with a previous stockholder rights plan, we authorized 10,000 shares of Series A preferred stock, none of which was issued.  At present, 10,000 shares of Series B junior participating preferred stock have been authorized and are reserved for issuance under the rights plan as described below. We have no plans to issue any other shares of preferred stock.

Rights Plan

Effective June 30, 1998, our board of directors adopted a stockholder rights plan.  To implement the rights plan, our board of directors declared a dividend distribution of one right for each outstanding share of common stock, to shareholders of record at the close of business on July 14, 1998, and for each share of common stock issued between July 14, 1998 and the distribution date.  When exercisable, each right will entitle the registered holder to purchase from us a unit consisting of one one-thousandth of a share of Series B junior participating preferred stock, no par value per share, at a purchase price of $40.00, subject to adjustment.  The description and terms of the rights are set forth in a rights agreement between us and EquiServe Trust Company, N.A. (n/k/a Computershare Trust Company N.A.) as rights agent, dated as of July 24, 1998, a copy of which is attached as Exhibit 1 to our Form 8-A Registration Statement, File No. 001-08123, filed with the Securities and Exchange Commission on July 23, 1998.  This summary description does not purport to be complete and is qualified in its entirety by reference to the rights agreement.

Common Stock Certificates Representing Right.  Initially, the rights will be evidenced by Quixote common stock certificates representing shares then outstanding, and no separate certificates for the rights will be distributed.  The rights will be exercisable and transferable apart from our common stock and a distribution date will occur upon the earliest of (1) ten days following the stock acquisition date, which is a public announcement that a person or group of affiliated or associated persons (an acquiring person) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock and (2) ten business days following the commencement of a tender offer or exchange offer that would result in the beneficial ownership by a person or group of 20% or more of our outstanding common stock.

Until the distribution date, (1) the rights will be evidenced by Quixote common stock certificates and will be transferred with and only with such common stock certificates, (2) new common stock certificates issued after

July 14, 1998 will contain a notation incorporating the rights agreement by reference, and (3) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by such certificate.

Issuance of Rights Certificates.  As soon as practicable following the distribution date, separate certificates representing only rights shall be mailed to the holders of record of our common stock as of the close of business on the distribution date, and such separate rights certificates alone shall represent such rights from and after the distribution date.  Except as otherwise determined by our board of directors, only shares of our common stock issued before the distribution date will be issued with rights.

Expiration of Rights.  The rights are not exercisable until the distribution date and will expire at the close of business on July 24, 2008, unless earlier redeemed or exchanged by us as described below.

Exercise of Rights.  If any person becomes the beneficial owner of 15% or more of the then-outstanding shares of our common stock (except pursuant to an offer for all outstanding shares of our common stock determined by our board of directors who are not officers of Quixote and who are not representatives, nominees, affiliates or associates of an acquiring person or adverse person to be fair to and otherwise in the best interests of us and our shareholders), or our board of directors declares any individual or entity (alone or together with its affiliates and associates as defined in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended) owning at least 10% of the then-outstanding shares of our common stock to be an adverse person (as defined in the rights agreement), each holder of a right will thereafter have the right to receive, upon exercise thereof, the number of shares of our common stock (or, in certain circumstances, cash, property, or other securities of Quixote or a reduction in the purchase price) having a value equal to two times the exercise price of the right.  Notwithstanding any of the foregoing, following the occurrence of either event described above, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be void.  The rights are not, however, exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by us, as described below.  Further, rights generally are exercisable only after the effectiveness of a registration statement covering the underlying shares of our common stock under the Securities Act of 1933, as amended.

For example, at an exercise price of $40.00, each right not owned by an acquiring person or an adverse person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $80.00 worth of common stock (or other consideration, as noted above) for $40.00.  Assuming that the common stock had a per-share market value of $20.00 at such time, the holder of each valid right would be entitled to purchase four shares of our common stock for $40.00.

If at any time following the stock acquisition date or the date on which an individual or entity is declared an adverse person pursuant to the rights agreement, (1) we are acquired in a merger or other business combination transaction in which we are not the surviving corporation (other than pursuant to a qualified offer as described above), or (2) more than 50% of our assets or earning power is sold or transferred (each of such events is referred to as a “Section 13 Event”), then each holder of a right (except rights that have been previously voided, as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.  If the rights cannot be exercised for common stock of the acquiring company as set forth above, rights holders will be entitled to put the rights to the acquiring company for cash equal to the exercise price of the rights (i.e., at a 50% discount).  The events described in this paragraph and in the second preceding paragraph are referred to as the triggering events.

Adjustments to Prevent Dilution.  The purchase price payable, and the number of units of preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the preferred stock, (2) if holders of the preferred stock are granted certain rights or warrants to subscribe for preferred stock or convertible securities at less than the current market price of the preferred stock, or (3) upon the distribution to holders of the preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price.  No fractional units of preferred stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the preferred stock on the last trading date before the date of exercise.

Redemption of Rights.  At any time until ten days following the stock acquisition date (or such later date as our board of directors may determine), we may redeem the rights in whole, but not in part, at a price of $.01 per right, payable in cash, or shares of common stock or other consideration deemed appropriate by our board of directors.  Immediately upon the action of our board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.01 redemption price.

No Stockholder Rights Before Exercise.  Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Quixote, including the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income if the rights become exercisable for common stock (or other consideration) or for common stock of an acquiring company as set forth above.

Amendment of Rights Agreement.  Any of the provisions of the rights agreement may be amended by our board of directors before the distribution date. After the distribution date, the provisions of the rights agreement may be amended by our board of directors to cure any ambiguity, to correct inaccuracies and inconsistencies, to make changes that do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person or an adverse person or any of their affiliates or associates), or to shorten or lengthen any time period under the rights agreement; however, no amendment to adjust the time period governing redemption shall be made at such time as the rights are not redeemable.

Anti-takeover Effects.  The rights have certain anti-takeover effects.  The rights will cause substantial dilution to a person or group that attempts to acquire Quixote in a manner which causes the rights to become discount rights unless the offer is conditional on a substantial number of rights being acquired.  The rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of Quixote and its stockholders as determined by a majority of the directors who are not affiliated with the person making the offer, or willing to negotiate with the board of directors.  The rights should not interfere with any merger or other business combination approved by the board of directors since the board of directors may, at its option, at any time until ten business days following the stock acquisition date redeem all but not less than all the then outstanding rights at the redemption price.

Certificate Of Incorporation Provisions Requiring Supermajority Approval Of Certain Actions

Our certificate of incorporation provides that holders of at least sixty percent (60%) of our issued and outstanding shares must agree to:

•                  amend our certificate of incorporation;

•                  adopt or approve any agreement or plan of merger or consolidation or any transaction including a merger of consolidation of Quixote;

•                  elect directors;

•                  transfer all or substantially all of our property and assets; and

•                  adopt or approve a plan of liquidation or dissolution.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation provides that a director of Quixote will not be liable to Quixote or its stockholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law. Our by-laws provide for indemnification, to the fullest extent permitted by law, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Quixote, or is or was a director of a subsidiary of Quixote, or, at the request of Quixote, serves or served as a director or officer of or in any other capacity for, or in relation to, any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. Our by-laws also provide that, to the extent authorized from time to time by our board of directors, Quixote may provide to any one or more employees and other agents of Quixote or any subsidiary or other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys’ fees, that are similar to the rights conferred by the by-laws on directors and officers of Quixote or any subsidiary or other enterprise.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” under Section 203 is a person who, together with affiliates and associates, owns (or, in certain cases, within three years prior, did own) 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between Quixote and a Section 203 interested stockholder is prohibited unless it satisfies one of the following conditions:

•                  prior to the time the stockholder became a Section 203 interested stockholder, our board of directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming a Section 203 interested stockholder;

•                  on consummation of the transaction that resulted in the stockholder becoming a Section 203 interested stockholder, the Section 203 interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers); or

•                  the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the Section 203 interested stockholder.

Certain Other Anti-Takeover Matters

Business Combination and Limitations in our Certificate of Incorporation.  In addition to the requirements of Section 203 described above, our certificate of incorporation requires the affirmative vote of the holders of at least 60% of our outstanding voting stock not owned by an interested stockholder (as defined below), for the approval of certain business combinations and certain other transactions with an interested stockholder unless certain minimum price and procedural requirements are met and for the amendment or repeal of these provisions.  An “interested stockholder” is defined by our certificate of incorporation as any person or entity that either (i) beneficially owns 5% or more of our outstanding voting stock, (ii) is an affiliate of Quixote and, at any time within the two years prior to the date the determination is made, was the beneficial owner of 5% or more of our voting stock or (iii) is the assignee of, or otherwise succeeds to, shares beneficially owned by an interested stockholder during the two years prior to the date the determination is made (other than as a result of a public offering under the Securities Act of 1933).  This super-majority approval would not be required if (1) the business combination has been approved by a majority of disinterested directors (being those directors who are not affiliated with the interested stockholder and who were directors prior to the time the interested stockholder became an interested stockholder) or (2) all following conditions are satisfied:  (a) the cash or fair market value of the consideration to be received per share by holders of the common stock is not less than the higher of (i) the highest price paid for any common stock by any person who is an interested stockholder during the two years prior to the announcement of the proposed business combination or in the transaction in which such person became an interested stockholder (whichever is higher) or (ii) the price of our common stock on the announcement date or the date on which the interested stockholder became an interested stockholder (whichever is higher); (b) the consideration to be received by holders of a particular class of outstanding voting stock shall be in cash or in the same form as the interested stockholder has previously paid for shares of such class of voting stock; (c) after becoming an interested stockholder and prior to consummation of such business combination, (i) there has been no reduction in dividends, or an effective reduction in the number of common shares outstanding, unless approved by the board, (ii) such interested stockholder shall not have become the beneficial owner of any additional shares of common stock except as part of the transaction which resulted in such stockholder becoming an interested stockholder and (iii) the interested stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans or other financial assistance provided by us, or made any major change in our equity capital structure; and (d) if such proposal otherwise requires stockholder approval, a proxy statement responsive to the requirements of the Securities Exchange Act of 1934, whether or not we are subject to such requirements, shall be mailed to our stockholders for the purpose of soliciting stockholder approval of such business combination.

Cumulative Voting Triggered by 60% Stockholder.  The certificate of incorporation also provides that in any election of directors on or after the date on which any person becomes the beneficial holder of 60% of our outstanding voting stock, and until such time as no 60% stockholder any longer exists:

•                  there shall be cumulative voting for the election of directors so that any holder of shares of voting stock entitled to vote in such election may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which stockholder’s shares are entitled, or distribute such stockholder’s votes on the same principle among as many candidates as such stockholder sees fit; and

•                  any person who is the beneficial owner of shares of voting stock with a market price of $100,000 or more shall have the right to nominate one or more candidates for election to the board of directors and such candidates shall be entitled to include in any proxy statement or other communication with respect to such election to be sent to the holders of shares of voting stock during such period, at our expense, descriptions and other statements of such candidates which shall receive equal space, coverage and treatment as is received by candidates nominated by the board of directors or our management.

Our certificate of incorporation and by-laws include a number of other provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Classified Board of Directors.  Our certificate of incorporation provides for a board of directors that consists of three to nine members divided into three classes, with one class to be elected each year to serve for a three-year term. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of our board of directors. In addition, the stockholders can only remove directors by the affirmative vote of the holders of not less than 75% of the outstanding shares of our capital stock entitled to vote in the election of directors. Vacancies on our board of directors may be filled only by our board of directors. The classification of directors and the inability of stockholders to remove directors without a supermajority vote and to fill vacancies on the board of directors will make it more difficult to change the composition of our board of directors, but will promote a continuity of existing management.

No Written Consent of Stockholders; Limitations on Call of Special Meetings.  Our certificate of incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting, and does not permit our stockholders to act by written consent, without a meeting.  Our bylaws provide that only our chairman, our president or a majority of our board may call a special stockholders’ meeting.

Supermajority Approval of Amendment of Charter.  Our certificate of incorporation requires the approval of not less than 65% of our outstanding voting stock to amend the provisions of the certificate of incorporation which provide for a classified board, limit stockholder actions by consent or by the calling of a special meeting of stockholders and business combinations with an interested shareholder.   Those provisions will make it more difficult to dilute the anti-takeover effects of our certificate of incorporation.

Blank Check Preferred Stock.  Our certificate of incorporation provides for 100,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the board of directors to render more difficult or to discourage an attempt to obtain control of Quixote by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in the best interests of Quixote, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group. In this regard, the certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock and nonvoting common stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control of Quixote. The board of directors currently does not intend to seek stockholder approval prior to any issuance of shares of preferred stock, unless otherwise required by law.

Listing

Our common stock is listed on The Nasdaq Global MarketSM.

Transfer Agent

The transfer agent for our common stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION

The selling stockholders, or the Plan at the request of the selling stockholders, may from time to time sell the shares of common stock directly to purchasers on The Nasdaq Global MarketSM (or on any other national securities exchange where the shares of common stock may be trading) or other over-the-counter market at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions.  These shares of common stock may be sold by one or more of the following:

•                  a block trade in which the broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker or dealer as principal and resale by a broker or dealer for its account using this prospectus;

•                  through the writing of options;

•                  ordinary brokerage transactions in which the broker does not solicit purchasers and transactions in which the broker does solicit purchasers;

•                  transactions directly with a market maker; and

•                  in privately negotiated transactions not involving a broker or dealer.

Each sale may be made either at market prices prevailing at the time of the sale, at negotiated prices, at fixed prices which may be changed, or at prices related to prevailing market prices.

The selling stockholders will act independently of Quixote in making decisions with respect to the timing, manner and size of each sale.

Brokers or dealers engaged by any of the selling stockholders to sell the shares may arrange for other brokers or dealers to participate.  Brokers or dealers engaged to sell the shares will receive compensation in the form of commissions or discounts in amounts to be negotiated before each sale and which may be in excess of customary discounts or commissions.  These brokers or dealers and any other participating brokers or dealers may be determined to be underwriters within the meaning of the Securities Act of 1933.  We will receive no proceeds from any resales of the shares offered by this prospectus, and we anticipate that the brokers or dealers, if any, participating in the sales of the shares will receive their usual and customary selling commissions.

Some persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.  The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including Regulation M.  This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person.  The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates.  Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution.  All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

The selling stockholders may enter into hedging transactions.  Persons with whom they enter into hedging transactions may engage in short sales of our common stock.  The selling stockholders may engage in short sales of our common stock and transactions involving options, swaps, derivatives and other transactions involving our securities or its investments in those securities, and may sell and deliver the shares covered by this prospectus under agreements to undertake these transactions or in settlement of securities loans.  These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares.  The selling stockholders may pledge their shares to secure borrowings.  Upon delivery of the shares or a default by a selling stockholder, the broker-dealer or financial institution may offer and sell the pledged shares.

Selling stockholders may resell all or a portion of their shares in open market transactions in reliance upon available exemptions under the Securities Act including in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of one of these exemptions.  The selling stockholders may decide not to sell all or a portion of the shares offered under this prospectus.

A selling stockholder may from time to time pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

To comply with the securities laws of some states, if applicable, the shares will be sold in those states only through brokers or dealers.  The shares may not be sold in some states unless they have been registered or qualified for sale in those states or an exemption from registration or qualification is available and is complied with.

If necessary, the specific shares of our common stock to be sold, the name of the selling stockholder, the purchase and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts will be disclosed in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We will bear all expenses of the offering of the common stock that is offered in this prospectus including without limitation all filing, registration and qualification, printing, legal and accounting fees, except that the selling stockholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, and the fees and disbursements of their counsel and experts.

The selling stockholders are not restricted as to the price or prices at which they may sell the shares of our common stock offered under this prospectus. Sales of shares at less than the market price may depress the market price of our stock. Moreover, the selling stockholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time which may also depress the market price of our stock.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by Joan R. Riley, Esq., General Counsel of Quixote.  Ms. Riley beneficially owns, or has rights to acquire under Quixote’s employee benefit plans, an aggregate of less than 2% of Quixote’s common stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission (“Commission”).  You may read and copy any materials we file with the Commission at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. The Commission also maintains an Internet Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

We maintain an internet website http://www.quixotecorp.com, at which you can access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act.  We make those filings available on our website as soon as reasonably practicable after such material is filed, or furnished, to the Securities and Exchange Commission.

We have filed a registration statement on Form S-8 to register with the Commission the securities described herein.  This prospectus is a part of that registration statement and constitutes a prospectus of Quixote.  As allowed by Commission rules, this prospectus does not contain all the information that can be found in the registration statement or the exhibits to the registration statement.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information.  In all cases, you should rely on the later information over comparable but earlier dated information included in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

•                                          Annual Report on Form 10-K for the year ended June 30, 2006 (including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement) filed with the Commission on September 13, 2006.

•                                          All documents subsequently filed by Quixote pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents.

•                                          All documents filed by Quixote after the date of filing the initial registration statement on Form S-8, of which this prospectus is a part, and prior to the effectiveness of such registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents.

On request we will provide, at no cost to each person, including any beneficial owner who receives a copy of this prospectus, a copy of any or all of the documents incorporated in this prospectus by reference.  We will not provide exhibits to any such documents, however, unless such exhibits are specifically incorporated by reference into those documents.  Written or telephone requests for such copies should be addressed to Quixote’s executive offices located at 35 East Wacker Drive, Chicago, Illinois 60601, Attention: Corporate Secretary, telephone number (312) 467-6755.

Quixote Corporation

300,000 Shares

of

Common Stock

Prospectus

October 20, 2006